EXHIBIT 99.1
Element Solutions Inc Announces Board Leadership Transition
MIAMI, Fla., March 23, 2026 – Element Solutions Inc (NYSE:ESI)(“Element Solutions” or the “Company”), a global and diversified specialty chemicals technology company, today announced that Sir Martin E. Franklin, Executive Chairman of the Board, plans to step down from the Board and will not seek re-election at the upcoming 2026 Annual Meeting of Stockholders. Ian G.H. Ashken, a founding Board director since 2013 and Chair of the Board’s Nominating and Policies Committee, has been appointed Non-Executive Chairman of the Board, effective as of the 2026 Annual Meeting.
Sir Martin E. Franklin commented, “Element Solutions is in a great position and I have absolute faith in this management team and in my fellow directors to steward the Company’s future. I will remain an enthusiastic, substantial shareholder as well as a counselor to our CEO, Ben Gliklich, and his leadership team. Having partnered with Ben for more than 12 years, I have the utmost confidence in his ability to lead Element Solutions forward with vigor and thoughtfulness. As a founding director of the company, Ian has deep relationships with our management team and intimately understands this business, its challenges and opportunities. He is a natural next Chairman.”
Mr. Ashken commented, “I am looking forward to assuming the role of Chairman once Martin completes his service later this spring. He is an incredible partner and his leadership has been pivotal to the success of Element Solutions. I look forward to collaborating closely with the Board and our talented team as we continue to pursue our strategic initiatives to drive long-term value for shareholders."
About Element Solutions Inc
Element Solutions Inc is a leading specialty chemicals technology company whose businesses supply a broad range of solutions that enhance the performance of products people use every day. Developed in multi-step technological processes, these innovative solutions enable customers' manufacturing processes in several key industries, including consumer electronics, power electronics, semiconductor fabrication, communications and data storage infrastructure, automotive systems, industrial surface finishing, and offshore energy.

More information about the Company is available at www.elementsolutionsinc.com.

CONTACT:

Investor Relations Contact:

Varun Gokarn
Vice President, Strategy and Integration
Element Solutions Inc
1-203-952-0369
IR@elementsolutionsinc.com

Media Contact:
Scott Bisang / Ed Hammond / Tali Epstein
Collected Strategies
1-212-379-2072
esi@collectedstrategies.com